Exhibit - 21.00 - Formation of Subsidary - Ptarmigan


     PTARMIGAN BUSINESS AGREEMENT


 SHAREHOLDERS' AGREEMENT entered into on February 19, 2002, in the Province of Quebec.

BETWEEN: EXPERTS CONSEILS DERMOND INC., a legal person duly incorporated under the Canada Business Corporations Act, having its head office at 663, avenue McEachran, Outremont, Province of Quebec, H2V 3C6, represented by Jacquelin Dery, its president, duly authorised for the purposes hereof as he so declares;

                         (hereinafter referred to as "Dermond")

AND: GROUPE ENVITECH INC., a legal person duly incorporated under the Canada Business Corporations Act, having its head office at 180, Brunswick boulevard, Pointe-Claire, Province of Quebec, H9R 5P9, represented by Rejean Larouche, its president, duly authorised for the purposes hereof as he so declares;

                         (hereinafter referred to as "Envitech")

AND: LEANDRE GERVAIS & ASSOCIES, a legal person duly incorporated under the Canada Business Corporations Act, having its head office at 1462, Quebecoise Road, Val d'Or, Province of Quebec, J9P 5H4, represented by Leandre Gervais, its president, duly authorised for the purposes hereof as he so declares;

                         (hereinafter referred to as "LGA")

AND INTERVENTOR:         PTARMIGAN  ENERGIE INC., a legal  person
                         duly   incorporated  under  the   Canada
                         Business Corporations Act, having its head office at 635, Perreault St. East,
                         Rouyn-Noranda, represented by Donald  R.
                         Murphy, its president in counsel, duly authorized as he so declares;

                         (hereinafter   referred   to   as    the
                         "Corporation")

PREAMBLE

THE   PARTIES,   BEFORE  CONCLUDING  THE  AGREEMENT   HEREINAFTER
ESTABLISHED DECLARE THE FOLLOWING:

WHEREAS on the date hereof, the authorized capital of the Corporation consists of an unlimited number of common and preferred shares, all without par value;

WHEREAS the total number of issued and outstanding shares of the capital of the Corporation is distributed among the following persons and in the following proportions:


 Shareholders   Class of Shares   No of Shares    Percentage of
                                      Held        Voting Rights


Dermond         common               6,250            62.5

Envitech        common               1,875            18.75

LGA             common               1,875            18.75


WHEREAS it is the Shareholders' intention that the strategies of their association be implemented in such manner as to confer to them the best possible tax advantages and in such manner as to ensure that the present agreement will not impose upon them any further financial burdens;

WHEREAS   the  Shareholders  wish  to  agree  on  various   other
conditions to govern their mutual relations;

IN  CONSIDERATION  OF  THE  RECIPROCAL COMMITMENTS  AND  WHAT  IS
RELATED HEREAFTER, THE PARTIES MUTUALLY AGREE TO THE FOLLOWING:

1.  DEFINITIONS

In this Agreement and in any document pertaining or referring thereto, unless the context requires or indicates a different meaning, the following expressions or terms, when written with their initials capitalized, shall have the meaning given to them hereafter:

1.1

"Additional  Offer":  shall  have  the  meaning  given  to   this
expression under Article 6.7 hereof;

1.2

"Additional Subscription Offer": shall have the meaning given to this expression under Article 7.3 hereof;

1.3

"Beneficiaries": the Offeror's co-shareholders;

1.4

"Book Value": designates the book value of the Retired Shares, as established in accordance with consistently applied generally accepted accounting principles. The Book Value shall be determined by the Corporation's auditors, shall be irrevocable and shall bind the parties;

1.5

"Business Day": designates any day of the week, except for a Saturday, a Sunday and any other day during which the main
Canadian chartered banks are not open in the City of Montreal during their normal business hours;

1.6

"Case of Withdrawal": shall have the meaning given to this expression under Article 9.1 hereof;

1.7

"Control" : regarding a corporation on a given date, designates the fact that a natural or legal person is the beneficial owner, directly or indirectly, in any manner whatsoever, of a number of outstanding shares of the capital of the Corporation which allows it to exercise, on that date, over fifty percent (50%) of the voting rights attached to the outstanding shares of all classes of the Corporation, including on that date the right to vote in all circumstances or involving the rights to vote under special circumstances or conditions which, on that given date, find application and allow this person to vote;

1.8

"Enterprise": the supply of independent energy management systems including power generators, batteries and renewable sources of energy;

1.9

"Fair Market Value": designates the fair market value of the Retired Shares as established by an independent Valuator who must remain independent during the term of this Agreement. The
Valuator shall be named in a unanimous agreement by the Shareholders; if the parties cannot come to such agreement prior to the expiration of a fifteen (15) Business Day period from the event which requires that the Fair Market Value be determined, each party shall designate a Valuator and the determination of the Fair Market Value shall be equal to the mean of the values determined by each Valuator authorized under this Article. The determination of the Fair Market Value by each Valuator shall be completed and forwarded to the parties in writing within thirty
(30) days of the nomination of said Valuator. In the case where one of the parties does not designate a Valuator within thirty
(30) Business Days of the event requiring the determination of the Fair Market Value, then the Fair Market Value shall be determined by the Valuator designated by the other party as per this Article. In determining the Fair Market Value each Valuator shall follow "the rules of art" but shall not take into account proceeds from life insurance or from any asset resulting from the proceeds of life insurance. Each Valuator shall be entitled to communicate with the controllers of the Corporation who have access to their files and the parties shall use their best efforts to make available any reasonable information that a Valuator determines to be relevant to his evaluation. The decision of the Valuator or the determination obtained from the decisions of each Valuator nominated under the present Article, as the case may be, shall be final, without appeal and shall definitively bind each of the concerned parties;

1.10

"Good Faith Offer": the written Offer submitted in good faith by a Shareholder or by a third party pertaining to the purchase of Shares held by a Shareholder of the Corporation;

1.11

"Notice of Option": shall have the meaning given to this expression under Article 9.4 hereof;

1.12

"Offer":  the  written  offer  sent to  the  Beneficiaries  under
Article 6.3 hereof;

1.13

"Offered Shares" shall have the meaning given to this expression under Article 6.1 hereof;

1.14

"Offeror": either a party or several parties acting jointly in this Agreement, having received a Good Faith Offer and wishing to sell his or her Shares;

1.15

"Option to Purchase": shall have the meaning given to this expression under Article 9.5 hereof;

1.16

"Proportional Basis": means the percentage obtained by dividing the number of shares of a specified class held by a Shareholder by the total number of outstanding shares of this class. However, in the case of alienation of shares, the Offered Shares shall be deducted from the total number of outstanding shares of the specified class for purposes of determining the percentage sought;

1.17

"Remaining Shareholders": shall have the meaning given to this expression under Article 9.4 hereof;

1.18

"Retired Shares": shall have the meaning given to this expression under Article 9.2 hereof;

1.19

"Securities":  shall have the meaning given to  this  term  under
Article 7.1 hereof;

1.20

"Shareholder":  means  any  natural or  legal  person  who  holds
Shares, namely on the date hereof, Dermond, Envitech and LGA;

1.21

"Shares": the shares of any class of the Corporation;

1.22

"Valuator": means any expert in business evaluation properly designated under Article 1.9 hereunder;

1.23

"Voting Shares" designates the shares of all classes of the Corporation that confer upon their holder the right to vote at any Shareholders' meeting.

2.

THE CORPORATION'S MISSION

2.1

The  Shareholders  agree  that the Corporation's  mission  is  to
supply   independent  energy  management  systems   using   power
generators, batteries and renewable energy sources.

3.

SHAREHOLDERS' COMMITMENTS CONCERNING THE ELECTION OF DIRECTORS

3.1

During the term of the Agreement, the Shareholders agree to exercise the voting rights attached to their Shares so that each Shareholder has the following number of representatives on the Corporation's Board of Directors: two (2) representatives for
Dermond,   one   (1)  representative  for   LGA   and   one   (1)
representative for Envitech.

3.2

The  quorum  at  any  Shareholders' meeting shall  be  three  (3)
Shareholders.

4.

COMPOSITION AND PROCEDURES OF THE BOARD OF DIRECTORS

4.1

For the term of the Agreement, the Corporation's Board of Directors shall be made up of four (4) directors.

4.2

The Shareholders shall be entitled to revoke any person they designate to sit on the Corporation's Board of Directors and to designate any other person in replacement thereof. Any vacancy created on the Corporation's Board of Directors as a result of the revocation or resignation of the representative designated by the Shareholder shall be filled promptly by the person designated by the Shareholder who had designated that seat on the Corporation's Board of Directors.

4.3

The parties hereto undertake to ensure that the Corporation purchases a directors' liability insurance policy and maintains it in force for the entire term of this Agreement.

5.

PROHIBITION TO SELL OR ENCUMBER THE SHARES

5.1

The Shareholders undertake not to sell, transfer, assign or otherwise alienate all or part of the Shares, whether for or without value, except in accordance with the provisions hereof.

5.2

Each Shareholder undertakes not to hypothecate all or part of its Shares, without the written consent of the other Shareholders, who will have the right to make the hypothecation of such Shares conditional upon any terms they judge to be beneficial.

5.3

It is expressly agreed by the parties hereto that any Shareholder may assign, sell, convey or alienate in any manner whatsoever the Shares it holds, in favour of any other Corporation it designates, provided that immediately after such transfer and at any time thereafter, this Shareholder holds the Control of this Corporation and also provided that, as a precondition to the transfer of the Corporation's Shares, the assignee Corporation becomes a party to this Agreement and accepts all its terms and conditions, failing which the assignment of Shares shall be null and void. The Shareholder who has assigned its Shares in the aforesaid manner shall remain bound by this Agreement.

6.

RIGHT OF FIRST REFUSAL

6.1

Subject to the provisions of Article 5.3 above, if one of the Shareholders (the "Offeror") wishes, for any reason whatsoever, to sell, dispose of or otherwise alienate to a third party all or part of the Shares it holds in the capital of the Corporation (the "Offered Shares"), following receipt of a Good Faith Offer it shall first advise the Corporation of any such projected transaction (the "Offer to the Corporation") to give the Corporation the opportunity to acquire the Offered Shares. This Offer to the Corporation shall be sent to the Corporation by registered mail and shall detail the number of Offered Shares, the price (which may only be payable in cash), and the terms and conditions of the Good Faith Offer.

6.2

Within fifteen (15) days of receipt of the Offer to the Corporation, the Corporation shall advise the Offeror in writing of its acceptance or its refusal of the Offer to the Corporation. In the event that the Corporation does not advise the Offeror in writing within the prescribed deadline of its acceptance or refusal of the Offer to the Corporation, it shall be deemed to have refused it.

6.3

In the event that the Offer to the Corporation is refused by the Corporation, the Offeror shall advise in writing its Co-
Shareholders (the "Beneficiaries") of the Good Faith Offer in order to give them the opportunity to acquire the Offered Shares (the "Offer").

6.4

Within   fifteen  (15)  days  of  receipt  of  the   Offer,   the
Beneficiaries shall advise the Offeror in writing of its acceptance or its refusal of the Offer. In the event of acceptance of the Offer, the Shareholders shall indicate the number of Offered Shares that they wish to purchase.

6.5

In the event that a Beneficiary to whom the Offer is thus made does not advise the Offeror in writing within the prescribed deadline of his acceptance or refusal of the Offer it shall be deemed to have refused it.

6.6

In the event that the Offer is accepted by all the Beneficiaries,
the   Offeror   shall  transfer  the  Offered   Shares   to   the
Beneficiaries within thirty (30) days of the date of the last acceptance.

6.7

In the event that one or more of the Beneficiaries does not take advantage of the Offer or is deemed to have refused it within the prescribed deadline, its Proportional Basis of the Offered Shares or the balance thereof shall accrue to the other Beneficiaries ( the "Additional Offer"). If applicable, the Offeror shall advise the Beneficiaries who have accepted the Offer within ten (10) days of the deadline mentioned at Article 6.4. They will benefit from an additional deadline of ten (10) days to accept this Additional Offer on a Proportional Basis and advise the Offeror thereof in writing, failing which they shall be deemed to have refused the Additional Offer.

6.8

In the event of acceptance of the Additional Offer, the Offeror shall then transfer the Offered Shares within fifteen (15) days of the expiration of the additional ten (10) day deadline mentioned in Article 6.7.

6.9

Upon the expiration of the fifteen (15) day deadline mentioned in
Article 6.4, if no Beneficiary takes advantage of the Offer, or at the expiration of the original deadline of twenty (20) Business Days mentioned in Article 6.7, if all the Offered Shares have not found a taker (in which case the Offeror shall not be bound by any acceptance of its Offer by one or more Beneficiaries), the Offeror shall then have the option of selling them to a third party, the contents of whose Offer has been submitted to them in advance, but for the same price, and on the same terms and conditions as those stipulated in the Offer. However, this sale shall be completed within no more than sixty
(60) days following the expiration of said deadlines.

6.10

The sale of the Offered Shares in favour of a third party may only be completed by the Offeror if this third party undertakes to be bound by each of the provisions hereof as if he were an original party to the Agreement and to abide by all its terms and conditions. Unless these commitments are obtained in writing, any sale of the Offered Shares in favour of a third party shall be null and void.

6.11

If the Offeror wishes to sell the Offered Shares at prices, terms and conditions less onerous than those stipulated in the Offer, it shall again and on each occasion offer them to the Beneficiaries according to the conditions of this Section 6.

6.12

Upon expiration of the deadlines mentioned in Article 6.9, a Shareholder who wishes for any reason whatsoever to sell, dispose of or otherwise alienate the Shares he holds in the Corporation shall again and on each occasion comply with the provisions of Articles 6.1 to 6.11 inclusive.

7.

PREEMPTIVE RIGHT

7.1

If the Corporation wishes to issue new Shares, subscription rights or other securities (the "Securities"), it shall advise all the Shareholders in writing of the terms, prices and conditions of said issue (the "Subscription Offer") at least fifteen (15) days before the date of this issue. The Shareholders shall then have the right, within this fifteen (15) day deadline, to subscribe to and purchase the Securities that shall thus be issued on a Proportional Basis.

7.2

In the event that a Shareholder to whom the Subscription Offer has been made does not advise the Corporation in writing, within the prescribed deadline, of its acceptance or refusal, it shall be deemed to have refused it.

7.3

In the event that one or more of the Shareholders does not take advantage of the Subscription Offer in whole or in part, it shall accrue in favour of the other Shareholders who may exercise their subscription right to the Securities (the "Additional Subscription Offer"). They shall then have an additional deadline of fifteen (15) days following the notice given by the Corporation to this effect, to take advantage of this accrual, by means of a written notice to this effect addressed to the Corporation, failing which they shall be deemed to have refused the Additional Subscription Offer.

7.4

If these other Shareholders do not wish to take advantage of the Additional Subscription Offer, the Corporation may issue the unsubscribed Securities to persons who are not shareholders of the Corporation, but at the same prices and conditions (including payment of the price in cash).

7.5

If the Securities that the Corporation thus intends to issue have not been issued within a ninety (90) day deadline, calculated from the date of the Subscription Offer, the Corporation shall again and on each occasion comply with the provisions of the foregoing Articles 7.1 to 7.4, before proceeding with any issue of Securities.

7.6

The  Corporation  shall  not  be  bound  to  issue  fractions  of
Securities, it being understood that in the event that it proposes to effect a new issue, the number of Securities that it proposes to issue shall permit the subscription by each Shareholder to a sufficient number of Securities to permit it to maintain the Proportional Basis of Shares that it holds at the time of said issue.

8.

CONDUCT OF THE CORPORATION'S BUSINESS

8.1

Decisions of the Board of Directors

      In relation to the following matters the Corporation shall require a majority of seventy-five percent (75%) of the lawful directors of the Corporation to pass a resolution of the Board of Directors, and the directors shall not give effect to such resolution unless it has been so approved:

8.1.1

the redemption or purchase of any Share by the Corporation;

8.1.2

any loan or commitment for the purposes of borrowing or the granting of security on the assets of the Corporation;

8.1.3

any capital expenditure when this expenditure does not appear in the Corporation's annual budget;

8.1.4

the fact that the Corporation makes a loan to a third party or stands as guarantor for a third party;

8.1.5

the fixing and payment of bonuses, the fixing of salaries of the directors of the Corporation, and the fact that the Corporation extends loans or cash advances, directly or indirectly, to a Shareholder or a director or to any person related to a Shareholder or a director or stands as guarantor for a person out of the normal course of business of the Corporation;

8.1.6

the adoption of hiring policies for executives and key employees of the Corporation or a subsidiary and the budget envelope for their remuneration;

8.1.7

a declaration of bankruptcy, assignment of property to creditors in general for the filing of a holding proposal or a notice of intention under the terms of the Bankruptcy and Insolvency Act (Canada) or the filing of an arrangement under the Companies' Creditors Arrangement Act (Canada) or the recourse to any other law relating to insolvency by the Corporation or one of its subsidiaries;

8.1.8

the acquisition, disposal or leasing by the Corporation or one of its subsidiaries of any real or intellectual property (excluding any licence granted in the normal course of the Corporation's business), of any business or any security (except for treasury bills) when this acquisition, disposal or leasing does not appear in the Corporation's consolidated annual operating and capital budget; and

8.1.9

the  execution of any contract for an amount greater  than  FIFTY
THOUSAND DOLLARS ($50,000.00) on a cumulative basis by financial year outside of the normal course of business of the Corporation or its subsidiaries.

8.2

Decisions by the Shareholders

      The following resolutions shall be adopted by a majority of seventy-five percent (75%) of the Shareholders in order to be valid:

8.2.1

any "special resolution" of the Shareholders as such term is defined in the Canada Business Corporations Act;

8.2.2

any amendment or change to the articles of incorporation of the Corporation;

8.2.3

any merger, association or corporate reorganization or any amalgamation under any form whatsoever of the Corporation with another corporation;

8.2.4

any   reduction  in  the  authorized  capital  account   of   the
Corporation;

8.2.5

a voluntary liquidation, abandonment of the charter or any other form of dissolution of the Corporation;

8.2.6

any   issue   or  distribution  of  shares,  warrants,   options,
subscription rights or other securities convertible into shares of the capital of the Corporation;

8.2.7

any  subdivision, consolidation, re-designation or conversion  of
outstanding  shares  of  the  Corporation  or  the  increase   of
reduction of the issued and paid-up capital of the Corporation;

8.2.8

the declaration of dividends and distribution of the property or funds of the Corporation;

8.2.9

the sale of all or a substantial part of the property or assets of the Corporation or granting of an option to this effect;

8.2.10

any decision involving a major change in orientation of the activities, objectives or policies of the Corporation; and

8.2.11

any   amendment,  adoption  or  repeal  of  the  bylaws  of   the
Corporation.

9.

WITHDRAWAL FROM BUSINESS

9.1

Each of the Shareholders irrevocably offers to sell, by the following, to its Co-Shareholders who irrevocably accept to buy pursuant hereto, all and not less than all of the Shares (in this Article, the "Offered Shares") at the price determined in Section
9.2 and pursuant to the terms and conditions (in the present Article, the "Offer") in the event that one of the events described in this Article occurs, this irrevocable offer to sell being conditional upon the occurrence of said event. Under
Section 9, a Shareholder shall be deemed to have withdrawn from the business of the Corporation in the following cases ("Case of Withdrawal"):

9.1.1

if a Shareholder or a director or officer of the Shareholder systematically refuses or neglects, without valid cause, to suitably fulfil the functions or obligations he undertook to fulfil for the benefit of the Corporation or of one of its subsidiaries, as the case may be, and does not remedy this default within fifteen (15) days of receipt of a notice to this effect transmitted by the Corporation;

9.1.2

if a Shareholder or a director, officer or director of the Shareholder is found guilty of theft, fraud or embezzlement against the Corporation or a subsidiary;

9.1.3

if a Shareholder or a director or officer of the Shareholder breaches his non-solicitation, non-competition or confidentiality covenants under the terms hereof and does not remedy this default within five (5) days of receipt of a notice to this effect transmitted by the Corporation;

9.1.4

if a Shareholder does not observe or take action to exempt himself from a provision of this Agreement and does not remedy this default within five (5) days of receipt of a notice to this effect transmitted by the Corporation;

9.1.5

(i) if a Shareholder is declared bankrupt or insolvent under the terms of the Bankruptcy and Insolvency Act (Canada), makes a voluntary assignment of his property for the benefit of his creditors or takes advantage of legislation passed for the protection of insolvent debtors, (ii) if a corporation of which the Shareholder holds Control and which holds Shares, directly or indirectly, is declared bankrupt or insolvent under the terms of the Bankruptcy and Insolvency Act (Canada), makes a voluntary assignment of its property for the benefit of its creditors or takes advantage of legislation passed for the protection of insolvent debtors, or (iii) if the Shares the Shareholder holds, directly or indirectly, or the shares of a Corporation mentioned in (ii) are the object of a seizure not legally contested;

9.1.6

if the Shareholder liquidates, dissolves, or sequesters the Corporation or has a fiduciary named in order to administer its property.

9.2

If a Shareholder withdraws from the Corporation's business for one of the reasons mentioned in Article 9.1, the Corporation shall have the option as it wishes to purchase from this Shareholder (the "Vendor") all of the Shares then held by the Vendor (the "Retired Shares") and if the Corporation exercises its option to purchase, the Vendor shall have the obligation to sell the Retired Shares at a price equal to fifty percent (50%) of the Book Value of the Retired Shares in the event that there be withdrawal from business under Article 9.1.

9.3

For the purposes of this Section 9, payment by the Corporation of the selling price of the Retired Shares, if applicable, shall be made in the following manner:

9.3.1

a first capital payment equal to one-third (1/3) of the selling price shall be payable in cash, by certified cheque or bank draft, on the agreed closing date (but no later than sixty (60) days of the date of establishment of the purchase price of the Retired Shares);

9.3.2

the balance of the sale shall be payable in two (2) equal and consecutive annual instalments of the capital, the first payment becoming due and payable one (1) year after the closing date;

9.3.3

the balance of the sale shall bear interest effective from the closing date at the benchmark interest rate established by the Corporation's bank and in force on the closing date, as revised annually on the closing anniversary date of each year, said interest being payable annually at the same time as the capital.

9.4

The Secretary of the Corporation, within three days of acquiring knowledge of the occurrence of one of the events described in
Article 9.1, shall advise the other shareholders (the "Remaining Shareholders") in writing. Moreover, within forty-five (45) days of knowledge of the occurrence of one of the Cases of Withdrawal, the Secretary of the Corporation shall advise the Remaining Shareholders of the Corporation's decision to exercise or not exercise its option to purchase the Retired Shares under the foregoing Article 9.2 (the "Notice of Option").

9.5

If the Corporation does not exercise its option to purchase the Retired Shares, then each of the Remaining Shareholders shall have the option to purchase them on a Proportional Basis (the
"Option to Purchase").

9.6

Within  thirty (30) days of receipt of the Notice of Option,  the
Remaining  Shareholders  shall  advise  the  Secretary   of   the
Corporation in writing of their acceptance or refusal of the Option to Purchase.

9.7

In the event that a Remaining Shareholder does not advise the Secretary of the Corporation in writing of its acceptance or refusal of the Option to Purchase within the prescribed deadline, it shall be deemed to have refused to exercise it.

9.8

In the event that one or more of the Remaining Shareholders does not take advantage of the Option to Purchase or is deemed to have refused it within the prescribed deadline, its Proportional Basis of the Remaining Shares shall accrue to the other Remaining
Shareholders (the "Additional Option to Purchase"). If applicable, the Secretary of the Corporation shall advise the Remaining Shareholders who have exercised the Option to Purchase within ten (10) days of expiration of the deadline to exercise the Option to Purchase. They shall then benefit from an additional twenty (20) day deadline to exercise this Additional Option to Purchase on a Proportional Basis and advise the Secretary of the Corporation in writing, failing which they shall be deemed to have refused to exercise the Additional Option to Purchase.

9.9

In the event that the Remaining Shareholders exercise the Option to Purchase or the Additional Option to Purchase, the purchase price of the Retired Shares shall be the one stipulated in
Article  9.2  and the conditions of payment shall be  at  Article
9.3.

10.

CHANGE IN CONTROL AMONGST SHAREHOLDERS

No change in Control amongst Shareholders can be undertaken without the prior written consent of the other Shareholders, which consent shall not be unreasonably withheld. If the other Shareholders do not consent to such change in Control in writing, this event will constitute a Case of Withdrawal as defined in
Article 9.1 and the other Shareholders will have the choice either to buy the Shares of the Shareholder on a Proportional Basis or ensure that the Corporation purchases such Shares.

In this case, however, the price of the Shares shall be their Fair Market Value.

11.

CLOSING

11.1

At the closing of any transaction involving the acquisition of Shares by a third party or by a party under the present
Agreement:

       (a)

       the selling Shareholder must remit share certificates representing all the sold Shares, duly endorsed to permit their transferring;

       (b)

       the selling Shareholder must guarantee to the buyer that he is the owner of the Shares sold, having good and valid title thereto, and being free and clear of all hypothecs and that said Shareholder has the capacity, power and authority to sell the Shares and to transfer them to their buyer and that all required corporate obligations for such transfer by the selling Shareholder have been validly taken and adopted; and

       (c)

       the buyer must, if he is not a Shareholder, simultaneously become a party to this Agreement.

11.2

A Shareholder that disposes of Shares must hand over at the closing, the written and unconditional resignation of the person that he designated as director of the Corporation and, as the case may be, the resignation of this person as director of the Corporation, administrator or director of a subsidiary of the Corporation or of any other entity that the Corporation or the subsidiary of the Corporation has an interest, as the case may be, and hand over to the Corporation a discharge for all debts or obligations flowing from this or these functions, save the remuneration owing for the work executed up until the date of said resignation.

12.

RELEASE OF ENDORSEMENTS

As an essential pre-condition to the conveyance of Shares, save for the cases mentioned in Articles 9.1, the purchasing Shareholders must ensure that the selling Shareholder obtains full releases of his endorsements, suretyships or personal guarantees involving the affairs of the Corporation at the date of closing.

13.

PLEDGED SHARES

13.1

In order to guarantee to the selling Shareholder the payment for the Shares sold in accordance with the clauses under the present Agreement, the purchasing Shareholders of the Shares shall, upon request by the selling Shareholder pledge all Shares sold, as well as those held by the purchasing Shareholders, into the hands of an escrow agent accepted by the selling Shareholder until full and final payment of the purchase price of the Shares has been made, unless the purchasing Shareholders give to the selling Shareholder other guarantees which the selling Shareholder deems satisfactory.

13.2

In the event that the selling Shareholders require that the Shares be pledged, the Shareholders agree that all required and necessary documents for the valid constitution of said pledge shall be signed by the parties to the transaction. The Shareholders agree that the failure to constitute or maintain the above-mentioned pledge, that has not been remedied within six (6) days of reception by the purchasing or remaining Shareholders of a notice by the selling Shareholder, shall constitute a forfeiture of the benefit of the term. The same consequences shall flow from the fact of one or the other purchasing Shareholders permitting that a hypothec without delivery be taken on the pledged Shares or any part of said Shares, without the written consent of the selling Shareholder or said Shareholder's succession.

14.

PROTECTION OF SELLER

14.1

As long as the Shareholder selling his Shares to the Corporation under the present Agreement has not received full payment of the amounts owing to said Shareholder, the purchasing Shareholders and the Corporation undertake that:

       (a)

       the Corporation shall not declare or distribute any dividends, shall not buy or redeem or pay out in any other manner from its share capital and it shall not consent to offering any financial aid to its shareholders or related persons thereto without having obtained the prior express consent of the selling Shareholder;

       (b)

       the selling Shareholder will have the right to receive, as soon as available, the annual and periodic financial statements of the Corporation;

       (c)

       the Corporation shall give the selling Shareholder or its authorized representative access to, on demand and during normal business hours, its books and corporate register, including the minutes of shareholder and meetings and accounting ledgers.

14.2

The Shareholders agree that any breach of their obligations under the present Article that the Corporation has not remedied within five (5) days of the reception of a written notice by the selling Shareholder informing it of such breach shall constitute a forfeiture of the benefit of the term.

14.3

In addition, the Shareholders agree that the obligations of the Shareholders purchasing the shares or remainders shall be solidary, indivisible, and the forfeiture of benefit of the term for one of them shall cause the forfeiture of the benefit of the term for each of them.

15.

PROPORTION OF INCOME

15.1

The Shareholders agree that the income they receive from the Corporation, under any form whatsoever, shall be proportional to their ownership of Common Shares, except dividends on Preferred Shares as well as remuneration granted by the Board of Directors for the performance of determined functions.

16.

NON-COMPETITION AND NON-SOLICITATION AND CONFIDENTIALITY

16.1

Each Shareholder covenants and commits for the benefit of the Corporation, or a period commencing on the date hereof and terminating three (3) years after he ceases to be a Shareholder of the Corporation, to not, directly or indirectly, do the following:

       (a)

       carry on a business alone or jointly with any other person, or do any work whatsoever or become a shareholder, associate, lender, investor, agent, employee, administrator, consultant or have any interest whatsoever in a business similar to that of the Corporation and in the following territory: the World;

       (b)

       higher  or  solicit  to hire any person  employed  by  the
       Corporation  unless  the Corporation has  terminated  such
       person's   employment   with  the   Corporation   or   its
       subsidiaries before such an approach is made;

       (c)

       solicit any Customers of the Corporation in order to supply such Customer similar services or goods as those offered by the Corporation in the territory in which the Corporation does business or ask that the Customer cease to do business with the Corporation (such solicitation or demand being referred to as an "Illegal Operation" in the present Article);

       in the present Article, the term "Customer" means (i) any person that is a customer of the Corporation at the time of the Illegal Operation, (ii) any person that was a client of the Corporation at any time during a one year period prior to the Illegal Operation, or (iii) any person that is a potential client of the Corporation and to which a presentation or a similar offer as that made in the Illegal Operation and for a period one hundred and eighty
       (180) days immediately prior to the Illegal Period was made.

16.2

Each of the Shareholders acknowledges that the commercial secrets and confidential information as well as all other information or elements relating to the intellectual property of the Corporation (the "Confidential Information") are unique assets; consequently, each Shareholder covenants not to use or divulge or discuss the Confidential Information to or with any third party, it being understood that this covenant does not apply with respect to Confidential Information that: (i) becomes public knowledge without their being any breach of the covenant in the present
Article 16.2 or (ii) acquired independently or developed by one or the other Shareholder, without contravening this Article, or
(iii) according to the law must be divulged, the person being required to divulge such information having taken all reasonable means to prevent disclosure or limit such disclosure.

16.3

Without limiting the scope of Article 20.4, in the event that all or part of any of Articles 16.1 or 16.2 are held by a competent Court to be null or void, it shall not effect their validity nor their execution thereof with respect to any other part of these Articles and they shall have continue to have full effect, notwithstanding the portion judged to be invalid or inoperative. If any portion of Articles 16.1 or 16.2 or any portion of them are held to be inoperative by reason of the period of time referred to therein, to the territory they cover or to the types of activity that they prohibit, the parties agree that the competent Court that renders such decision shall have the power to modify the length of time, the territory or any term of such articles in order to make such modified article operative and to give it full effect.

16.4

Each Shareholder acknowledges that its covenants under the present Article and their modalities are essential to the protection, maintenance and safe-guarding of the interests and survival of the business of the Corporation and of the other Shareholders. Each Shareholder acknowledges that any legal action for any violation or threatened violation of the present Article by him or her, shall be obsolescent and, consequently, the Corporation or its other Shareholders, as the case may be may, in addition to any legal action it has the right to take, notably invoke the penal clause stipulated under Article 16.5 hereunder, or take proceedings for an injunction or any other mandatory recourse.

16.5

Each Shareholder acknowledges that any breach of Article 16 by it triggers the obligation to pay to the Corporation a penalty of $1,000.00 per day during which a breach of any of the covenants under Article 16 continues.

16.6

The Corporation and the Shareholders acknowledge that if the scope of any restriction contained in this Article 16 is deemed to be unreasonable to allow its full applicability, such restriction shall then be applicable up to the maximum permitted by the laws of the Province of Quebec, and the Corporation and its Shareholders hereby consent and accept that the scope of this restriction may be modified accordingly, if applicable, by the arbitration board or by the Court within the framework of any procedure filed to enforce and give effect to this restriction.

17.

ARBITRATION

17.1

In the event of a disagreement or dispute between the parties to this Agreement, be it in relation to its interpretation or operation or as to the rights and obligations of the signatories to this Agreement, this disagreement or dispute shall, at the exclusion of any other recourse before the Court (but without limiting the rights of the parties to make a motion to the Court for seizure before judgement, the granting of an interim, interlocutory or permanent injunction, or that party's right to an extraordinary recourse, as this term is defined in the Code of Civil Procedure of Quebec) be subject to arbitration as defined by the Code of Civil Procedure of Quebec, save for the following modifications:

       (a)

       the party requesting arbitration must send the other party an arbitration notice which shall include the name of the arbitrator it proposes;

       (b)

       all substantially identical or related matters shall be heard and judged at the same time as the matter contained in the arbitration notice sent by the party requesting arbitration;

       (c)

       within seven (7) Business Days of the reception of the arbitration notice sent by the petitioner, the other parties shall together designate and communicate in writing the name of the person they have designated to be the second member of the arbitration tribunal. Failure to do so within the said period will result in this person being chosen, at the request of one of the parties, by a Judge of the Superior Court of the District of Montreal;

       (d)

       the two arbitrators shall choose a third arbitrator within five (5) Business Days following the selection of the second arbitrator; if they cannot agree on such a matter, one of the parties may request that a Judge of the Superior Court of the District of Montreal appoints such arbitrator; the third arbitrator shall be the president of the arbitration tribunal;

       (e)

       the arbitration sessions shall be held in Montreal;

       (f)

       the arbitration tribunal shall have the power to establish its own procedure and may render its decision in writing in any form that it decides;

       (g)

       the allocation of the arbitration fees shall be as determined by the judgement;

       (h)

       the arbitration tribunal shall render a decision and advise the parties within thirty (30) Business Days of the date on which the disagreement or dispute was submitted thereto, unless another term is fixed pursuant to the mutual agreement of the parties;

       (i)

       the decision of the arbitration tribunal shall be final and not subject to appeal and shall be binding on the parties, and the provisions of the Code of Civil Procedure of Quebec concerning the homologation or arbitration awards shall be applicable; and

       (j)

       the arbitrator shall settle the dispute according to the rules of law.

18.

PREFERRED SUPPLIERS

18.1

The  Shareholders agree that each of LGA and Envitech shall be  a preferred supplier of goods and services to the Corporation for a
particular  mandate  or  project  provided  that  the   following
conditions are met:

       (a)

       LGA or Envitech, as the case may be, must have the necessary competence and expertise for the mandate or project in question; and

       (b)

       LGA or Envitech, as the case may be, must provide such goods or services to the Corporation at competitive prices in relation to the market and the industry.

18.2

The Shareholders agree that Dermond shall be a preferred supplier of vertical axis wind turbines and related technology and know-how to the Corporation.

19.

RETURN OF ENVITECH AND LGA'S INVESTMENT

In the event Envitech and LGA's participation in the share capital of the Corporation is diluted due to the investment in the Corporation by any new shareholder, Dermond undertakes to reimburse each of Envitech and LGA the difference between the initial value of their capitalization, that is, $25,000, and the value of their capitalization following dilution.

20.

GENERAL PROVISIONS AND INTERPRETATION

20.1

Notices

      If it becomes necessary or useful to give a notice hereunder, this notice shall be given by registered or certified mail, delivered by hand or transmitted by fax (on condition that a copy follows by messenger and that its receipt is ensured). If the notice is given by registered or certified mail, it shall be deemed to have been received five (5) business days after the mailing date. In the case of hand delivery, this notice shall be deemed to have been received the same day. In the case of transmittal by fax, this notice shall be deemed to behave been received the first business day following its transmittal and, if applicable, following receipt of the response code. If the postal service is interrupted by a strike, a slowdown, a case of superior force or any other cause, the party sending the notice shall use a service that is not interrupted or shall deliver such notice so that such notice is received as soon as possible. Any notice required or permitted hereunder shall be communicated in writing and shall be deemed to have been sufficiently and validly given if it is delivered by hand to its addressee or mailed by registered or certified mail, postage paid.

20.2

Mailing addresses

      Any notice given hereunder shall be delivered or handed or served to the addresses mentioned below for each party hereto:

      Dermond:

      663, avenue McEachran
      Outremont, Quebec
      H2V 3C6

      Envitech:

      180 Brunswick Boulevard
      Pointe Claire, Quebec
      H9R 5P9


      LGA:

      1462 de la Quebecoise Street
      Val d'Or, Quebec
      J9P 5H4

      These addresses may be changed from time to time by written notice given in accordance with the provisions of the foregoing Article 20.1.

20.3

Laws applicable to the place of signing

      This Agreement shall be governed, in every respect, by the laws of Quebec and the laws of Canada applicable thereto.

20.4

Nullity of a provision

      If any provision of this agreement proves to be null and void or illegal or is declared as such following a decision of a court, the other provisions forming the shareholders agreement shall remain valid and enforceable.

20.5

Amendment to the Agreement

      Any amendment to this Agreement or waiver of a right arising therefrom shall be null and void if this waiver or this amendment is not explicit and established by a document signed by all of the Shareholders and the Corporation.

20.6

Priority of the Agreement

      The provisions hereof shall take precedence, insofar as the parties hereto are concerned, over any provisions of the articles of incorporation, the articles of amendment and the by-laws of the Corporation that are not compatible with it, as well as all previous agreements concerning the same object made among them or some of them and which are hereby cancelled effective today.

20.7

Formal notice

      The Corporation, its subsidiaries and all the parties hereto shall be on notice solely by the passage of time, without any formal warning being required.

20.8

Assignability

      The  rights of the Corporation, under the terms of the non-
       competition and confidentiality commitments stipulated  in
       Article 16 hereof shall be fully assignable in favour of any acquiror of a substantial part or all of the Corporation's assets.

21.

TERM OF THE AGREEMENT

21.1

Concerning each of the Shareholders, this Agreement shall remain in force and with full effect, subject to Article 21.2, as long as each of the Shareholders has not assigned all of its Shares in accordance with this agreement. It shall then terminate automatically and become null and void except with regard to its obligations prescribed in Article 16 hereof.

21.2

This Agreement shall terminate automatically and become null and void with respect to all of the Shareholders:

21.2.1

if the Corporation is declared bankrupt or insolvent under the terms of the Bankruptcy and Insolvency Act (Canada), makes a voluntary assignment of its property for the benefit of its creditors, takes advantage of legislation passed to protect insolvent debtors or is dissolved or liquidated voluntarily; and

21.2.2

if all the Shareholders agree to terminate it by mutual consent.

22.

SHARE CERTIFICATES

22.1

All Share certificates issued or to be issued by the Corporation to the Shareholders shall bear the mention that the Shares they represent are subject to the terms and conditions of this Agreement and that these Shares may only be assigned or alienated by abiding by the provisions of this Agreement.

23.

INTERVENTION

The Corporation, by intervening in this Agreement, undertakes and obliges itself to abide by and fulfil each of the every one of the conditions and obligations incumbent upon it hereunder.

24.

ENGLISH LANGUAGE

The Parties have required that this Agreement and all related documents be drafted in English; les parties ont requis que cet acte ainsi que tous documents s'y rapportant soient rediges en anglais.


IN WITNESS WHEREOF, THE PARTIES HAVE SIGNED THIS _______, 2002.


    EXPERTS   CONSEILS   DERMOND         GROUPE ENVITECH INC.
    INC.


per                                per:
  :
    Jacquelin Dery, President            Rejean Larouche, President


    LEANDRE  GERVAIS &  ASSOCIES
    INC.


per
  :
    Leandre Gervais, President


                          INTERVENTION


    PTARMIGAN ENERGIE INC.


per
  :
    Donald  R. Murphy,  Chairman
    of the Board